Exhibit 99.O


                                                                     EXHIBIT A

                               THE OBERWEIS FUNDS
                                  (the "Fund")

                         Record of Securities Purchased
                     Under the Fund's Rule 10f-3 Procedures



Portfolio: Oberweis Emerging Growth Portfolio

Issuer: Candela Corp.

Date offering commenced:  7/23/99

Aggregate number and value of securities offered through underwriting or selling syndicate:

2,430,000 shares     $34,020,000

Offering price at close of first day on which any sales were made: 14

Underwriting syndicate's members: see attached

Date of purchase:  7/23/99

Number and value of securities purchased (specific as to each series if applicable):

60,000 shares     $840,000

Purchase price (net of fees and expenses): 14

Maturity date and interest rate (if applicable): N/A

Underwriter from whom purchased: Needham

Commission, spread or profit: 6 %

Comparative information regarding commission, spread or profit for similar underwritings during the same period:

Issuer                     Price Per Share  Underwriting Discount  Gross Spread
------                     ---------------  ---------------------  ------------
Be, Inc.                         $6.00              $0.42                 7%
Musicmaker.com                   $14.00             $0.98                 7%
Javelin Systems, Inc.            $12.25             $0.735                6%

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Conditions
----------
                                                                      Yes    No
                                                                      ---    --
(1)  The securities are either (i) part of an issue registered under the Securities Act of 1933 that is being offered to the public or (ii) Eligible Municipal Securities, (iii) securities sold in an Eligible Foreign Offering or (iv) securities sold in an
     Eligible Rule 144A Offering.                                      X     __

(2)  The purchase price paid did not exceed the price paid by each other purchaser of securities in that offering or in any
     concurrent offering of the securities at the close of the first day on which any sales are made (except, in the case of an
     Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer), or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on
     which the offering terminated.                                    X     __

(3)  In respect of securities other than Eligible Municipal
     Securities, the issuer of the securities has been in continuous operation for not less than three years, including the
     operations of any predecessors.                                   X     __

(4)  The underwriting was a firm commitment underwriting.              X     __

(5)  The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting
     similar securities during the same period.                        X     __

(6)  The amount of such securities purchased by all of the
     investment companies managed by the Adviser did not exceed 25%
     of the principal amount of an offering other than an Eligible
     Rule 144A Offering, or, in an Eligible Rule 144A Offering, 25%
     of the total of (1) the principal amount of the offering sold by underwriters or members of the selling syndicate to QIBs, plus (2) the principal amount in any concurrent public
     offering.                                                         X     __

(7)  The Adviser was not a direct or indirect participant in the
     sale.                                                             X     __


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Needham & Company, Inc.
Tucker Anthony Incorporated
Adams, Harkness & Hill, Inc.
William Blair & Co. L.L.C.
Bluestone Capital Partners, L.P.
Gerald Klauer Mattison & Co., LLC
Janney Montgomery Scott Inc.
C.L. King & Associates, Inc.
Oberweis Brokerage, Inc.
Suntrust Equitable Securities Corporation
Sutro & Co. Incorporated
C.E. Unterberg, Towbin


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